                                                                     EXHIBIT 2.6

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of SnapTrack, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SnapTrack, Inc. and subsidiary (a development stage company) as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, shareholders' deficit and cash flows for the years then ended and cumulative from August 31, 1995 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SnapTrack, Inc. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the periods stated above, in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

San Jose, California
February 25, 2000

SNAPTRACK, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------------------------------
ASSETS                                                                       1999               1998
CURRENT  ASSETS:
  Cash and equivalents                                                   $  5,931,210       $  4,426,864
  Receivables                                                               1,175,108          2,233,339
  Prepaids and other current assets                                           245,814            107,585
                                                                         ------------       ------------

           Total current assets                                             7,352,132          6,767,788

PROPERTY  AND  EQUIPMENT,  Net                                                601,158            272,990

OTHER  ASSETS                                                                 101,080             22,719
                                                                         ------------       ------------

TOTAL                                                                    $  8,054,370       $  7,063,497
                                                                         ============       ============

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT  LIABILITIES:
  Accounts payable                                                       $    272,474       $    325,424
  Accrued liabilities                                                       1,248,754            717,029
  Deferred revenue                                                          6,935,000          4,700,000
  Current portion of long-term debt                                           714,772            858,911
                                                                         ------------       ------------
           Total current liabilities                                        9,171,000          6,601,364

LONG-TERM  DEBT                                                               768,331            702,276
                                                                         ------------       ------------
           Total liabilities                                                9,939,331          7,303,640
                                                                         ============       ============
SHAREHOLDERS'  DEFICIT:
  Convertible preferred stock, $0.0005 par value - 8,000,000 shares authorized
    (aggregate liquidation preference of $9,500,019):
    Series A; 600,000 shares designated and outstanding                       294,078            294,078
    Series B; 1,280,000 shares designated and outstanding                     797,466            797,466
    Series C; 2,636,362 shares designated; 2,454,544
      shares outstanding in 1999 and 1998                                   3,464,418          3,464,418
    Series D; 3,200,000 shares designated; 3,133,164 and 1,043,618
      shares outstanding in 1999 and 1998, respectively                    15,082,314          4,984,314
  Common stock - $0.0005 par value; 28,000,000 shares authorized;
    4,714,219 and 3,896,132 shares outstanding in 1999 and 1998,
      respectively                                                         33,608,791             34,240
  Deferred stock compensation                                             (30,521,901)                 -
  Accumulated other comprehensive income                                       10,124                  -
  Deficit accumulated during the development stage                        (24,620,251)        (9,814,659)
                                                                         ------------       ------------
           Total shareholders' deficit                                     (1,884,961)          (240,143)
                                                                         ------------       ------------
TOTAL                                                                    $  8,054,370       $  7,063,497
                                                                         ============       ============


See notes to consolidated financial statements.

SNAPTRACK, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM
AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                                          Cumulative
                                                                                             from
                                                                                           August 31,
                                                                                             1995
                                                                                          (Inception)
                                                               Year Ended                   Through
                                                               December 31,               December 31,
                                                    -------------------------------
                                                        1999                1998               1999
SERVICE AND OTHER REVENUES                          $    368,462       $    228,694       $    640,013

COSTS  AND  EXPENSES:
  Cost of service and other revenues                      72,275            134,633            206,908
  Research and development                             6,420,245          2,979,686         11,346,093
  Sales and marketing                                  4,112,558          1,880,882          6,924,789
  General and administrative                           1,815,815          1,300,459          4,152,365
  Amortization of deferred stock compensation:
    Research and development                           1,568,515                  -          1,568,515
    Sales and marketing                                  683,398                  -            683,398
    General and administrative                           687,612                  -            687,612
                                                    ------------       ------------       ------------
           Total costs and expenses                   15,360,418          6,295,660         25,569,680
                                                    ------------       ------------       ------------
LOSS FROM OPERATIONS                                 (14,991,956)        (6,066,966)       (24,929,667)

OTHER INCOME (EXPENSE), Net                              186,364            (20,534)           309,416
                                                    ------------       ------------       ------------
NET LOSS                                             (14,805,592)        (6,087,500)       (24,620,251)

OTHER COMPREHENSIVE INCOME -
  Foreign currency translation adjustment                 10,124                  -             10,124
                                                    ------------       ------------       ------------
COMPREHENSIVE  LOSS                                 $(14,795,468)      $ (6,087,500)      $(24,610,127)
                                                    ============       ============       ============


See notes to consolidated financial statements.

SNAPTRACK, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
PERIOD FROM AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                                  Preferred Stock                Common Stock
                                                                             -----------------------      --------------------------
                                                                              Shares         Amount        Shares            Amount

BALANCES, August 31, 1995 (inception)                                                -    $         -              -    $         -

September 1995 - Sale of common stock at $0.0015 per share for cash                                        3,000,000          5,000
November 1995 - Sale of common stock at $0.0125 per share for cash                                           532,500          6,656
Series A preferred stock subscription for cash                                                100,000
January 1996 - Sale of Series A preferred stock at $0.50 per share for cash, including issuance of subscribed stock (net of issuance costs
  of $5,922)                                                                   600,000        194,078
January 1996 - Sale of common stock at $0.052 per share for cash                                             267,000         13,350
February 1996 - Sale of common stock at $0.05 per share for cash                                              40,000          2,000
March 1996 - Sale of common stock at $0.05 per share for cash                                                 20,000          1,000
May 1996 - Sale of Series B preferred stock at $.625 per share for cash
  (net of issuance costs of $2,534)                                          1,280,000        797,466
December 1996 - Sale of Series C preferred stock at $1.375 per share
  for cash (net of issuance costs of $4,155)                                 2,436,362      3,345,843
Exercise of stock options                                                                                     26,632          1,384
December 1997 - Issuance of Series C preferred stock warrants                                  20,917
Net loss (August 31, 1995 - December 31, 1997)                                       -              -              -              -
                                                                             ---------    -----------      ---------    -----------
BALANCES, December 31, 1997                                                  4,316,362    $ 4,458,304      3,886,132    $    29,390



                                                                                           Deficit
                                                                            Deferred     Accumulated      Accumulated
                                                                            Stock         During the         Other
                                                                            Compen-      Development     Comprehensive
                                                                            sation          Stage           Income           Total

BALANCES, August 31, 1995 (inception)                                      $        -    $          -    $         -    $         -

September 1995 - Sale of common stock at $0.0015 per share for cash                                                           5,000
November 1995 - Sale of common stock at $0.0125 per share for cash                                                            6,656
Series A preferred stock subscription for cash                                                                              100,000
January 1996 - Sale of Series A preferred stock at $0.50 per share for cash, including issuance of subscribed stock (net of issuance costs
  of $5,922)                                                                                                                194,078
January 1996 - Sale of common stock at $0.052 per share for cash                                                             13,350
February 1996 - Sale of common stock at $0.05 per share for cash                                                              2,000
March 1996 - Sale of common stock at $0.05 per share for cash                                                                 1,000
May 1996 - Sale of Series B preferred stock at $.625 per share for cash
  (net of issuance costs of $2,534)                                                                                         797,466
December 1996 - Sale of Series C preferred stock at $1.375 per share
  for cash (net of issuance costs of $4,155)                                                                              3,345,843
Exercise of stock options                                                                                                     1,384
December 1997 - Issuance of Series C preferred stock warrants                                                                20,917
Net loss (August 31, 1995 - December 31, 1997)                                      -     (3,727,159)              -     (3,727,159)
                                                                            ---------    ------------    -----------    -----------
BALANCES, December 31, 1997                                                 $       -    $(3,727,159)    $         -    $   760,535

SNAPTRACK, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (CONTINUED)
PERIOD FROM AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999
--------------------------------------------------------------------------------





                                                                         PREFERRED STOCK                     COMMON STOCK
                                                                 ------------------------------      -----------------------------
                                                                    SHARES            AMOUNT            SHARES           AMOUNT
                                                                 ------------      ------------      ------------     ------------
BALANCES, December 31, 1997                                         4,316,362      $  4,458,304         3,886,132     $     29,390

January - Issuance of Series C preferred stock at $1.375 per
  share for fair value of services received                            18,182            25,000
February - Issuance of Series C preferred stock warrants                                 72,658
May - Sale of Series D preferred stock at $4.815 per share
  for cash (net of issuance costs of $40,707)                       1,038,426         4,959,315
May - Issuance of Series D preferred stock at $4.815 per
  share for fair  value of services received                            5,192            24,999
Exercise of stock options                                                                                  10,000            4,850
Net loss
                                                                 ------------      ------------      ------------     ------------

BALANCES, December 31, 1998                                         5,378,162         9,540,276         3,896,132           34,240

March - Sale of Series D preferred stock at $4.815 per share
  for cash (net of issuance costs of $33,503)                       2,089,546        10,027,660
March - Issuance of Series D preferred stock warrants                                    70,340
Exercise of stock options                                                                                 818,087          113,125
Deferred stock compensation                                                                                             33,461,426
Amortization of deferred stock compensation
Net loss
Other comprehensive income
                                                                 ------------      ------------      ------------     ------------
BALANCES, December 31, 1999                                         7,467,708      $ 19,638,276         4,714,219     $ 33,608,791
                                                                 ============      ============      ============     ============



                                                                                     DEFICIT
                                                                   DEFERRED         ACCUMULATED       ACCUMULATED
                                                                    STOCK           DURING THE           OTHER
                                                                    COMPEN-         DEVELOPMENT      COMPREHENSIVE
                                                                    SATION             STAGE             INCOME            TOTAL
                                                                 ------------      ------------      -------------    ------------
BALANCES, December 31, 1997                                      $         --      $ (3,727,159)     $         --     $    760,535

January - Issuance of Series C preferred stock at $1.375 per
  share for fair value of services received                                                                                 25,000
February - Issuance of Series C preferred stock warrants                                                                    72,658
May - Sale of Series D preferred stock at $4.815 per share
  for cash (net of issuance costs of $40,707)                                                                            4,959,315
May - Issuance of Series D preferred stock at $4.815 per
  share for fair  value of services received                                                                                24,999
Exercise of stock options                                                                                                    4,850
Net loss                                                                             (6,087,500)                        (6,087,500)
                                                                 ------------      ------------      ------------     ------------

BALANCES, December 31, 1998                                                --        (9,814,659)               --         (240,143)

March - Sale of Series D preferred stock at $4.815 per share
  for cash (net of issuance costs of $33,503)                                                                           10,027,660
March - Issuance of Series D preferred stock warrants                                                                       70,340
Exercise of stock options                                                                                                  113,125
Deferred stock compensation                                       (33,461,426)                                                  --
Amortization of deferred stock compensation                         2,939,525                                            2,939,525
Net loss                                                                            (14,805,592)                       (14,805,592)
Other comprehensive income                                                                                 10,124           10,124
                                                                 ------------      ------------      ------------     ------------
BALANCES, December 31, 1999                                      $(30,521,901)     $(24,620,251)     $     10,124     $ (1,884,961)
                                                                 ============      ============      ============     ============

                                                                                                                        (Concluded)


See notes to consolidated financial statements.

SNAPTRACK, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM
AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999
--------------------------------------------------------------------------------



                                                                                                 CUMULATIVE FROM
                                                                        YEAR ENDED               AUGUST 31, 1995
                                                                        DECEMBER 31,            (INCEPTION) THROUGH
                                                               ------------------------------      DECEMBER 31,
                                                                   1999             1998               1999
                                                               ------------      ------------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $(14,805,592)     $ (6,087,500)     $(24,620,251)
  Reconciliation to net cash used in operating activities:
    Depreciation and amortization                                   279,818           121,078           503,087
    Amortization of deferred stock compensation                   2,939,525                --         2,939,525
    Issuance of stock for services received                              --            49,999            49,999
    Accretion of debt                                                36,620            27,087            63,707
    Issuance of warrants for services                                    --             4,850             4,850
    Changes in operating assets and liabilities:
      Receivables                                                 1,058,231        (2,145,839)       (1,176,402)
      Prepaids and other current assets                            (138,229)           12,099          (230,985)
      Other assets                                                  (78,361)          (13,449)         (101,080)
      Accounts payable                                              (52,950)          265,998           272,474
      Accrued expenses                                              531,725           438,252         1,248,754
      Deferred revenue                                            2,235,000         4,550,000         6,935,000
                                                               ------------      ------------      ------------

           Net cash used in operating activities                 (7,994,213)       (2,777,425)      (14,111,322)
                                                               ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchase of property and equipment                               (608,020)         (266,300)       (1,104,279)
                                                               ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of preferred stock, net                     10,027,660         4,959,315        19,424,362
  Proceeds from sale of common stock                                     --                --            28,006
  Proceeds from sale of warrants                                         --                --             7,382
  Proceeds from exercise of stock options                           113,125                --           114,509
  Proceeds from borrowing                                           663,090         2,219,428         2,991,201
  Repayment of borrowing                                           (707,454)         (711,353)       (1,428,807)
                                                               ------------      ------------      ------------

           Net cash provided by financing activities             10,096,421         6,467,390        21,136,653
                                                               ------------      ------------      ------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND EQUIVALENTS                                                    10,158                --            10,158

NET INCREASE IN CASH AND EQUIVALENTS                              1,504,346         3,423,665         5,931,210

CASH AND EQUIVALENTS, Beginning of period                         4,426,864         1,003,199                --
                                                               ------------      ------------      ------------

CASH AND EQUIVALENTS, End of period                            $  5,931,210      $  4,426,864      $  5,931,210
                                                               ============      ============      ============

NONCASH INVESTING AND FINANCING ACTIVITIES -
  Issuance of preferred stock warrants in connection
    with venture loan agreement                                $     70,340      $     72,658      $    156,533
                                                               ============      ============      ============
  Deferred stock compensation                                  $ 33,461,426      $         --      $ 33,461,426
                                                               ============      ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the period for interest                     $    210,806      $         --      $    445,074
                                                               ============      ============      ============


See notes to consolidated financial statements.

SNAPTRACK, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND CUMULATIVE FROM
AUGUST 31, 1995 (INCEPTION) THROUGH DECEMBER 31, 1999
--------------------------------------------------------------------------------



1.      BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION - SnapTrack Inc. (the Company) was incorporated on August 31, 1995 in California, and is engaged in the development of an ultra-high performance tracking system that integrates a Global Positioning Satellite System receiver, a two-way wireless transceiver, and a Geographic Information System. The Company has developed a prototype for this device and is continuing to refine and enhance its technical capabilities. The Company is subject to the risks associated with a development stage enterprise, including the need to refine its product technology, to extend its marketing and distribution channels and to continue to raise financing.

        DEVELOPMENT STAGE - The Company is in the development stage as of December 31, 1999. Successful completion of the Company's developmental program and, ultimately, the attainment of profitable operations is dependent upon future events, including future financing, successfully completing product development, and achieving a sufficient level of sales and market demand to become an established operating enterprise. The activities of the Company have been accounted for as set forth in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

        ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control, and could have a material adverse effect on the Company's business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results; product concentration, technological change, and new products; competition; intellectual property/litigation; management of growth; dependence on key personnel; limited sources of component supply; licenses from third parties; geographic concentration; acquisitions and investments; international operations; regulatory requirements; expansion of distribution channels; and year 2000 compatibility issues.

        CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and receivables. The Company invests only in high-quality credit instruments.

        CASH AND EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1999 consisted of commercial paper. The carrying amount of the Company's cash equivalents approximates fair value due to the short-term maturity of those investments.

        RECEIVABLES - At December 31, 1999, receivables consists entirely of amounts billed in connection with five software licenses and related consulting. Revenue recognition on these contracts has been deferred pending completion of contractual obligations. At December 31, 1998, receivables consist entirely of amounts billed in connection with two service contracts.

        PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of one to three years or the lease term, if shorter.

        LONG-LIVED ASSETS - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        REVENUE RECOGNITION - Service revenues related to installation, training and customer support are recognized upon completion. For contracts requiring customer acceptance, revenue recognition is deferred pending such acceptance.

        In 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue for software licenses is recognized upon delivery provided that collection is probable. Software support and maintenance revenue are deferred and amortized over the maintenance period on a straight-line basis. Adoption of this statement did not have a material impact on the Company's financial position, results of operations and cash flows.

        RESEARCH AND DEVELOPMENT - Research and development expenses are charged to operations as incurred.

        INCOME TAXES - Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards, net of a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realizable.

        STOCK-BASED COMPENSATION - The Company accounts for stock-based awards issued to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees."

        RECENTLY ISSUED ACCOUNTING STANDARD - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2001. The Company has not completed its assessment of the impact on this statement of the Company's financial position, results of operations or cash flows.

2.      PROPERTY AND EQUIPMENT

        Property and equipment at December 31 consist of:


                                                             1999             1998
                                                         -----------      -----------
           Computers and software                        $   644,661      $   280,200
           Office and test equipment                         339,055          149,559
           Leasehold improvements                            120,525           66,499
                                                         -----------      -----------

                                                           1,104,241          496,258
           Accumulated depreciation and amortization        (503,083)        (223,268)
                                                         -----------      -----------

           Property and equipment, net                   $   601,158      $   272,990
                                                         ===========      ===========

3.      ACCRUED LIABILITIES

        Accrued liabilities at December 31 consist of:


                                                             1999             1998
                                                         -----------     ------------
                  Accrued professional expenses          $   242,000      $   131,271
                  Accrued commissions                        104,850          175,347
                  Accrued payroll and benefits               379,348          180,479
                  Other                                      522,556          229,932
                                                         -----------      -----------

                  Total accrued liabilities              $ 1,248,754      $   717,029
                                                         ===========     ============

4.      LONG-TERM DEBT


        Long-term obligations at December 31 consist of:


                                                             1999             1998
                                                         -----------      -----------
        Venture loan, 12.87% interest                    $   825,528      $ 1,284,892
        Equipment term loan, 6.99% to 9.68% interest         657,575          276,295
                                                         -----------      -----------

                                                           1,483,103        1,561,187
        Current portion                                     (714,772)        (858,911)
                                                         -----------      -----------

        Long-term portion                                $   768,331      $   702,276
                                                         ===========      ===========

        Borrowings under the venture loan are collateralized by substantially all assets and are payable in 42 monthly installments. At December 31, 1999, no additional borrowings were available under this loan.

        Maximum borrowings under the equipment term loan agreement are $1,000,000. Current borrowings are collateralized by equipment with original cost of $872,296 (net book value of approximately $450,588 at December 31, 1999) and are payable in 42 monthly installments. At December 31, 1999, the Company had $144,751 of borrowing capacity remaining under the equipment loan.

        Outstanding borrowings are due as follows:

        2000                                $  714,772
        2001                                   554,927
        2002                                   150,479
        2003                                    62,925
                                            ----------
                                            $1,483,103
                                            ==========

        In connection with both the equipment term loan agreement and the venture loan agreement, the Company issued certain Series D preferred stock warrants (Note 5). The value of the warrants are being amortized on a straight-line basis over the term of the loans.

5.      SHAREHOLDERS' EQUITY

        CONVERTIBLE PREFERRED STOCK

        Significant terms of the Series A, B, C and D preferred stock are as follows:

        - Each share is convertible into one share of common stock (subject to adjustments for events of dilution) at any time at the option of the holder. Conversion is automatic in the event of a firm underwritten public offering of common stock meeting certain criteria.

        - Each share has voting rights equal to the number of shares of common stock into which it may convert.

        - In the event of liquidation, merger, dissolution or winding up of the Company, preferred shareholders shall first receive $0.50 per share for Series A, $0.625 per share for Series B, $1.375 per share for Series C and $4.815 per share for Series D, plus any declared and unpaid dividends. After payment of preferential amounts, the holders of common stock shall be entitled to receive all remaining assets of the Company.

        - To the extent declared, annual per share dividends of $0.025 on Series A, $0.03125 on Series B, $0.07 on Series C and $0.24 on Series D must be paid prior to any common stock dividends.

        STOCK PURCHASE PLAN

        Under the 1995 Stock Purchase Plan, 859,500 shares of common stock were authorized for issuance to key personnel at fair market value. At December 31, 1999, all shares had been sold under this plan, and 2,503 shares are subject to repurchase by the Company at the original issue price if the purchaser's employment with the Company is terminated. The Company's repurchase rights lapse ratably over a four-year period.

        STOCK PURCHASE WARRANTS

        In March 1999, in connection with the venture and equipment loan agreements (Note 4), the Company issued warrants to purchase 22,700 shares of Series D preferred stock at a price of $4.815 per share. The warrants were valued at $70,340 and expire in March 2007.

        In February 1998, in connection with the venture loan agreement (Note
        4), the Company issued warrants to purchase 105,454 shares of Series C preferred stock at a price of $1.375 per share. The warrants were valued at $72,658 and expire in March 2005.

        In April 1998, in connection with a users consortium agreement, the Company issued warrants to purchase 30,000 shares of common stock at a price of $1.375 per share. The warrants had nominal value and expire in April 2003.

        In December 1997, in connection with the equipment term and venture loan agreement (Note 4), the Company issued warrants to purchase 54,544 shares of Series C preferred stock at $1.375 per share. The warrants were valued at $20,917 and expire in December 2004.

        The value of the above warrants have been estimated using the Black-Scholes option pricing model with the following assumptions: expected life, the term of the option, risk free interest rate of 4.66% in 1999, 5.43% in 1998 and 5.73% in 1997, 75% volatility in 1999 and 50%
        volatility in 1998 and 1997 and no dividend during the expected term.

        STOCK OPTION PLAN

        Under the 1995 Stock Option Plan, 4,318,500 shares of common stock have been authorized for the grant of incentive or nonqualified stock options. Options must be granted at not less than fair market value (85% of fair value for nonqualified options). Such options generally vest over four years and expire in ten years.

        Stock option activity is as follows:



                                                                             OUTSTANDING
                                                                    ---------------------------------
                                                                                          WEIGHED
                                                                                          AVERAGE
                                                                      NUMBER           EXERCISE PRICE
                                                                    OF SHARES            PER SHARE
                                                                    ---------          --------------

        Granted (weighted average fair value of $0.015)             1,039,212            $    0.065
        Exercised                                                     (26,632)                0.050
        Canceled                                                     (158,166)                0.055
                                                                   ----------

        Balances, December 31, 1996                                   854,414                 0.067

        Granted (weighted average fair value of $0.0035)              676,000                 0.138
                                                                   ----------

        Balances, December 31, 1997                                 1,530,414                 0.098

        Granted (weighted average fair value of $0.32)              1,344,000                 0.440
        Exercised                                                     (10,000)                0.485
        Canceled                                                     (156,000)                0.485
                                                                   ----------

        Balances, December 31, 1998                                 2,708,414                 0.244

        Granted (weighted average fair value of $26.77)             1,423,350                 0.740
        Exercised                                                    (818,087)                0.138
        Canceled                                                     (152,208)                0.413
                                                                   ----------

        Balances, December 31, 1999                                 3,161,469            $    0.487
                                                                   ==========

        Additional information regarding options outstanding as of December 31, 1999 is as follows:


                                                     OPTIONS OUTSTANDING
                                           ----------------------------------------
                                                                        WEIGHTED
                                                                         AVERAGE
                   RANGE OF                                             REMAINING
                   EXERCISE                   NUMBER                   CONTRACTUAL                     NUMBER
                    PRICES                 OUTSTANDING                 LIFE (YEARS)                  EXERCISABLE
                    ------                 -----------                 ------------                  -----------
                  $   0.0625                  397,748                           5.3                       242,795
                      0.1375                  513,556                           9.8                       206,639
                      0.4850                1,118,815                           8.8                       232,023
                      0.7500                  892,500                           9.6                            --
                      1.0000                  238,850                           9.9                            --
                                          -----------                                                 -----------
                                            3,161,469                                                     681,457
                                          ===========                                                 ===========

        At December 31, 1999, exercisable options had a weighted average exercise price of $0.487. At December 31, 1998, options to purchase 795,694 shares were exercisable with a weighted average exercise price of $0.10. At December 31, 1999, options to purchase 302,312 shares of common stock were available for future grant.

        DEFERRED STOCK COMPENSATION

        In connection with grants of certain stock options in 1999, the Company recorded deferred stock compensation of $33,461,426 for the difference between the estimated fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount is being amortized to expense using the straight-line approach over the vesting period of the related stock options, generally four years. Amortization of deferred stock compensation for the year ended December 31, 1999 was $2,939,525.

        ADDITIONAL STOCK PLAN INFORMATION

        As discussed in Note 1, the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements which are granted with exercise prices equal to or less than the fair market value at grant date.

        SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net loss had the Company adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, five years; risk free interest rate, ranging from approximately 4.7% to 6.1% in 1999 and approximately 5.4% in 1998, respectively; and no dividend payments during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the options had been amortized to expense over the vesting period of the awards, the effect on pro forma net loss would not have been material. However, the 1999 and 1998 pro forma adjustments may not be indicative of future period pro forma adjustments.

        COMMON SHARES RESERVED FOR ISSUANCE

        At December 31, 1999, the Company has reserved shares of common stock for issuance as follows:

        Conversion of Series A preferred stock                                   600,000
        Conversion of Series B preferred stock                                 1,280,000
        Conversion of Series C preferred stock                                 2,454,544
        Conversion of Series D preferred stock                                 3,133,164
        Exercise of common stock options                                       3,161,469
        Exercise and conversion of preferred stock warrants                      182,698
        Exercise of common stock warrants                                         30,000
                                                                              ----------

                                                                              10,841,875
                                                                              ==========

        On December 15, 1998, the Board of Directors approved a two-for-one stock split effective January 18, 1999. All references to share and per share amounts in the accompanying financial statements give retroactive effect to reflect the split.

6.      INCOME TAXES

        Significant components of the Company's deferred income tax assets and liabilities are as follows:


                                                                      1999               1998
                                                                   -----------        -----------
        Deferred tax assets -
          Net operating loss carryforwards                         $ 6,482,000        $ 1,439,000
          Accruals not currently deductible for tax purposes           848,000            597,000
          Research and development credit carryforwards                633,000            326,000
        Deferred tax liabilities -
          Depreciation                                                (171,000)          (266,000)
                                                                   -----------        -----------

        Net deferred tax assets                                      7,792,000          2,096,000
        Valuation allowance                                         (7,792,000)        (2,096,000)
                                                                   -----------        -----------

        Total                                                      $        --        $        --
                                                                   ===========        ===========

        Due to the uncertainties surrounding the utilization of its net deferred tax assets, the Company has recorded a valuation allowance to fully provide against its otherwise recognizable net deferred tax assets at December 31, 1999 and 1998.

        Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation.

7.      LEASE COMMITMENTS

        The Company occupies facilities under leases which expire at various dates through July 2004. Rental expense for the years ended December 31, 1999, 1998 and cumulative from inception was approximately $342,265, $158,000, and $500,265, respectively. Future minimum lease payments are approximately $493,153, $395,908, $143,201, $53,509 and $31,430 in 2000,
        2001, 2002, 2003 and 2004, respectively.

8.      RELATED PARTY TRANSACTIONS

        The Company obtains legal services from shareholders. Legal expenses with these shareholders for the years ended December 31, 1999 and 1998 and cumulative from inception were approximately $590,000, $646,000, and $1,560,000, respectively.

9.      PENDING LITIGATION

        The Company is involved in various legal proceedings. Management, after reviewing these proceedings with legal counsel, believes the aggregate liability, if any, will not materially affect the consolidated financial condition or results of operations of the Company. However, the outcome of litigation is inherently uncertain and no assurance can be given as to the ultimate resolution.

10.     SUBSEQUENT EVENTS

        On March 1, 2000 the Company shareholders sold 100% of the stock of the Company to Qualcomm, Inc. for approximately $1 billion in Qualcomm, Inc. stock.


                                    * * * * *